As filed with the Securities and Exchange Commission on October 13, 2010

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

             ANNALY CAPITAL MANAGEMENT, INC.
(Exact Name of Registrant as Specified in its Governing Instruments)

Maryland (State of incorporation or organization)	22-3479661 (I.R.S. Employer Identification No.)

1211 Avenue of the Americas Suite 2902 New York, New York (Address of principal executive offices)	10036 (Zip Code)

                     Annaly Capital Management, Inc. 2010 Equity Incentive Plan
(Full Title of the Plan)

Michael A.J. Farrell
Chairman, Chief Executive Officer and President
Annaly Capital Management, Inc.
1211 Avenue of the Americas, Suite 2902
             New York, New York 10036
 (Name and Address, of Agent for Service)

             (212) 696-0100
(Telephone Number, including Area Code, of Agent for Service)

Copies to:
R. Nicholas Singh, Esq. Anthony C. Green, Esq. Annaly Capital Management, Inc. 1211 Avenue of the Americas, Suite 2902 New York, New York 10036	Phillip J. Kardis, II, Esq. K&L Gates LLP 1601 K Street, N.W. Washington, DC 20006 (202) 778-9401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share, to be issued under the 2010 Equity Incentive Plan	25,000,000	$17.71	$442,750,000	$31,569.08

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from any share split, share dividends, recapitalization or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act.  The price per share is estimated to be $17.71, based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on October 8, 2010, which was within five business days of the filing of this registration statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*  The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Annaly Capital Management, Inc. (“we”, “us” or the “Registrant”) incorporates by reference into this registration statement the following documents which we previously filed with the Securities and Exchange Commission (the “SEC”):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010;

•
Our current reports on Form 8-K filed with the SEC February 8, 2010, February 12, 2010, March 2, 2010, March 5, 2010, April 7, 2010, June 1, 2010, July 6, 2010, July 13, 2010, July 14, 2010, July 16, 2010, July 19, 2010 and October 12, 2010; and

•	Description of our common stock included in our Registration Statement on Form 8-A, filed on October 6, 1997, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents that we file in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered by this registration statement have been sold or that deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  If any document that we file changes anything said in this registration statement or in an earlier document that is incorporated into this registration statement, the later document will modify or supersede what is said in this registration statement or the earlier document.  Nothing in this Item 3 shall be deemed to incorporate information furnished by us on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (“Maryland General Corporation Law”) provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation’s charter, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

Our articles of incorporation, as amended, provide that our directors and officers will, and our employees and agents in the discretion of our Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty or was committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation, as amended, contain a provision providing for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed with or incorporated by reference in this registration statement:

Exhibit Number	Exhibit Description

4.1
Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

4.2
Articles of Amendment of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-3 (Registration Statement 333-74618) filed with the SEC on June 12, 2002).

4.3	Articles of Amendment of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the SEC on August 3, 2006).

4.4
Form of Articles Supplementary designating the Registrant’s 7.875% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-A filed with the SEC on April 1, 2004).

4.5
Articles Supplementary of the Registrant’s designating an additional 2,750,000 shares of the Company’s 7.875% Series A Cumulative Redeemable Preferred Stock, as filed with the State Department of Assessments and Taxation of Maryland on October 15, 2004 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on October 4, 2004).

4.6
Articles Supplementary designating the Registrant’s 6% Series B Cumulative Convertible Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on April 10, 2006).

4.7
Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

4.8
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on September 17, 1997).

4.9
Specimen Series A Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 1, 2004).

4.10	Specimen Series B Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on April 10, 2006).

4.11
Indenture, dated as of February 12, 2010, between the Registrant and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010).

4.12
Supplemental Indenture, dated as of February 12, 2010, between the Registrant and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010).

4.13	Form of 4.00% Convertible Senior Note due 2015 (included in Exhibit 4.12).

4.14	Registrant’s 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed with the SEC on June 1, 2010)

5.1	Opinion of K&L Gates LLP (including consent of such firm).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 13, 2010.

ANNALY CAPITAL MANAGEMENT, INC.

By: /s/ Michael A.J. Farrell
Michael A.J. Farrell
Chairman of the Board of Directors,
Chief Executive Officer and President

Each person whose signature appears below hereby authorizes Michael A.J. Farrell and Wellington J. Denahan, and each of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Michael A.J. Farrell Michael A.J. Farrell	Chairman of the Board of Directors, Chief Executive Officer, President and Director (principal executive officer)	October 13, 2010
/s/ Kathryn F. Fagan Kathryn F. Fagan	Chief Financial Officer and Treasurer (principal financial and accounting officer)	October 13, 2010
/s/ Kevin P. Brady Kevin P. Brady	Director	October 13, 2010
/s/ Jonathan D. Green Jonathan D. Green	Director	October 13, 2010

/s/ Michael Haylon Michael Haylon	Director	October 13, 2010
/s/ John A. Lambiase John A. Lambiase	Director	October 13, 2010
/s/Donnell A. Segalas Donnell A. Segalas	Director	October 13, 2010
/s/ E. Wayne Nordberg E. Wayne Nordberg	Director	October 13, 2010
/s/ Wellington J. Denahan-Norris Wellington J. Denahan-Norris	Vice Chairman of the Board of Directors and Director	October 13, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1
Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

4.2
Articles of Amendment of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-3 (Registration Statement 333-74618) filed with the SEC on June 12, 2002).

4.3	Articles of Amendment of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the SEC on August 3, 2006).

4.4
Form of Articles Supplementary designating the Registrant’s 7.875% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-A filed with the SEC on April 1, 2004).

4.5
Articles Supplementary of the Registrant’s designating an additional 2,750,000 shares of the Company’s 7.875% Series A Cumulative Redeemable Preferred Stock, as filed with the State Department of Assessments and Taxation of Maryland on October 15, 2004 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on October 4, 2004).

4.6
Articles Supplementary designating the Registrant’s 6% Series B Cumulative Convertible Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on April 10, 2006).

4.7
Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on August 5, 1997).

4.8
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-32913) filed with the SEC on September 17, 1997).

4.9
Specimen Series A Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 1, 2004).

4.10	Specimen Series B Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on April 10, 2006).

4.11
Indenture, dated as of February 12, 2010, between the Registrant and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010).

4.12
Supplemental Indenture, dated as of February 12, 2010, between the Registrant and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010).

4.13	Form of 4.00% Convertible Senior Note due 2015 (included in Exhibit 4.12).

4.14	Registrant’s 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed with the SEC on June 1, 2010)

5.1	Opinion of K&L Gates LLP (including consent of such firm).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).